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                                                                      Exhibit 99

Fifth Third Bancorp
Fifth Third / Old Kent Unaudited Condensed Pro Forma Financial Statement
  Information and Supplemental Financial Data
(000's except share and per share data)

(Unaudited)

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                                                                                     THREE MONTHS ENDED
                                                 YEAR ENDED     ----------------------------------------------------------------
                                                 DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,         JUNE 30,       MARCH 31,
                                                    2000            2000             2000               2000            2000
                                                 ------------   ------------     ------------      ------------     ------------
SUMMARY OF OPERATIONS:
Net Interest Income                              $  2,254,522   $    571,808     $    567,005      $    560,649     $    555,060

Fee Income                                       $  1,463,325   $    379,379     $    369,177      $    361,984     $    352,785

Operating Earnings                               $  1,207,125   $    319,124     $    309,495      $    296,715     $    281,791

Net Income Available to Common Shareholders      $  1,140,492   $    319,124     $    309,495      $    247,588     $    264,285

Net Interest Margin                                      3.85%          3.81%            3.81%             3.84%            3.93%

COMMON SHARE DATA:
Shares Outstanding                                569,056,843    569,056,843      563,201,628       566,309,657      566,324,584
Average Shares Outstanding                        565,685,977    565,262,982      565,439,872       566,271,992      565,776,239
Average Diluted Shares
  Outstanding                                     578,973,325    580,405,529      578,443,616       578,856,010      577,501,480

Earnings Per Share                               $       2.02   $       0.56     $       0.55      $       0.44     $       0.47
Operating Earnings Per
  Diluted Share                                  $       2.10   $       0.55     $       0.54      $       0.52     $       0.49
Earnings Per Diluted Share                       $       1.98   $       0.55     $       0.54      $       0.43     $       0.46

LOANS AT PERIOD END, EXCLUDING HELD FOR SALE:
Commercial Loans and Leases                      $ 22,672,000   $ 22,672,000     $ 21,820,000      $ 21,504,000     $ 20,642,000
Consumer Loans and Leases                          14,251,000     14,251,000       13,470,000        13,611,000       12,766,000
Residential Mortgages                               5,635,000      5,635,000        6,189,000         6,207,000        6,723,000
                                                 ------------   ------------     ------------      ------------     ------------
   Total Loans                                   $ 42,558,000   $ 42,558,000     $ 41,479,000      $ 41,322,000     $ 40,131,000
                                                 ============   ============     ============      ============     ============

CREDIT QUALITY:
Total Nonperforming Assets                       $    200,538   $    200,538     $    173,026      $    162,740     $    163,881
Ninety Days Past Due
  Loans and Leases                                    128,454        128,454          112,758           108,813           95,296
                                                 ------------   ------------     ------------      ------------     ------------
   Total Underperforming Assets                  $    328,992   $    328,992     $    285,784      $    271,553     $    259,177
                                                 ============   ============     ============      ============     ============
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